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                                 EXHIBIT (a)(2)


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     WEGENER BOARD UNANIMOUSLY REJECTS UNSOLICITED HOSTILE OFFER FROM RADYNE

                  BOARD BELIEVES OFFER PRICE GROSSLY INADEQUATE

(MAY 6, 2003) - DULUTH, GEORGIA - WEGENER CORPORATION (NASDAQ: WGNR), an international provider of digital solutions for IP data, video and audio networks, today announced that its board of directors unanimously rejected Radyne ComStream Inc.'s (Nasdaq: RADN) $1.55 per share cash offer for all outstanding shares of Wegener's common stock as grossly inadequate and unfair to Wegener stockholders and declared that now is not the time to sell the Company. In reaching its decision, the board relied on the unanimous recommendation of its committee of non-management, independent board members formed specifically to evaluate the offer. Accordingly, Wegener's board of directors strongly recommends that its stockholders reject Radyne's unsolicited hostile offer and not tender their shares.

Morgan Keegan & Company, Inc. acted as the financial advisor to the independent board committee and determined that, based on its analyses and subject to certain assumptions, in its opinion Radyne's offer was inadequate to Wegener stockholders from a financial point of view.

Robert A. Placek, Wegener's chairman, president and chief executive officer, said "Wegener's new products have significant commercial potential and Radyne's offer is an insult to the value of that potential. We are at an important point in our business cycle and are in the process of introducing what we believe are revolutionary new products that leverage our existing technology to allow us to enter new markets and expand within our installed base of hundreds of networks. We have an experienced management team that is executing an established business plan. We anticipate that this plan will significantly improve revenues and earnings and will generate superior value for our stockholders."

Placek continued, "None of us has been satisfied with the performance of the Company's stock price over the last couple of years, and our stockholders no doubt have shared our frustration that historical trading prices have not reflected the true value of our Company. Nevertheless, we view hostile actions like those taken by Radyne simply as an opportunistic attempt to acquire a good company whose stock is undervalued. Radyne's unsolicited offer can only serve to distract the Company, our management and our customers, and waste resources that could otherwise be deployed to enhance stockholder value."


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Wegener's board recommends against the Radyne offer as being grossly inadequate and unfair to its stockholders based on numerous factors, including:

         - The opinion of Morgan Keegan, as financial advisor to the independent committee of directors, that the $1.55 per share offer price is inadequate from a financial point of view.

         - The board's belief that Radyne's offer would eliminate the ability of Wegener stockholders to participate in the future profits and value arising from the Company's prospects and execution of its business plan, particularly with regard to its new iPUMP(R), MediaPlan(R) and COMPEL(R) family of products, and products it has begun shipping into the high-definition television ("HDTV") market. The first of its iPUMP(R) family of products should begin shipping in the late summer or early fall 2003, and therefore the Company believes that its stockholders have yet to realize the value of its extremely intensive research and development effort.

         - The board's belief that Radyne's offer relies too heavily on its premium to recent trading prices of Wegener common stock and significantly undervalues Wegener's near-term and long-term prospects. In particular, Wegener's board believes that stockholders will derive significantly more benefit, as compared to the Radyne offer, by permitting the Company to execute its current business plan, which management expects to result in significantly improved revenues and earnings as a result of the new products.

         - The board's belief that Radyne's use of coercive tactics (including failing to wait for Wegener's board to consider Radyne's initial request to discuss a business combination and its filing of various lawsuits to impede Wegener's ability to adopt legally permissible protective measures in response to the hostile offer) and false and misleading statements regarding Wegener made by Radyne to the public are intended to facilitate Radyne's attempt to acquire Wegener at a price favorable to Radyne, but unfair to Wegener stockholders.

The board believes that, based in part on the factors described above, the interests of Wegener stockholders would be best served by the Company continuing its plan for independent growth, and therefore the board agreed with the determination of the independent committee that Radyne's offer is grossly inadequate and that now is not the right time to sell the Company.

On May 1, 2003, following its determination to reject the Radyne offer, Wegener's board of directors adopted a stockholder rights agreement as a step to help preserve for Wegener stockholders the long-term value of the Company. Additionally, Wegener Corporation has in place various anti-takeover measures permitted under Delaware law, including a provision in its Certificate of Incorporation which would prohibit Radyne from consummating a merger with Wegener without the recommendation of the Wegener board, unless holders of not less than 80% of Wegener's common stock vote to approve the merger.


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The Wegener board strongly recommends that Wegener stockholders read the board's solicitation/recommendation statement regarding the proposed unsolicited Radyne tender offer, which has been filed with the Securities and Exchange Commission and is being mailed to all stockholders. Stockholders may obtain a free copy of the solicitation/recommendation statement filed with the SEC on its Web site at www.sec.gov., or on the Company's Web site at www.wegener.com. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement by calling Innisfree M&A Incorporated, toll-free at (888) 750-5834 or collect at
(212) 750-5833.

ABOUT WEGENER CORPORATION

Wegener is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, satellite paging and financial information distribution. COMPEL(R), Wegener's patented network control system provides networks with unparalleled ability to regionalize programming and commercials through total receiver control. COMPEL(R) network control capability is integrated into Wegener digital satellite receivers. Wegener can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

iPUMP, MediaPlan and COMPEL are trademarks of Wegener Communications, Inc. All Rights Reserved.

This news release contains statements which are forward-looking within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. The statements include those relating to revenues and earnings anticipated from the operation of the company's business plan and the introduction of a new suite of products with significant commercial potential including, but not limited to iPUMP(R), MediaPlan(R) and COMPEL(R). These statements are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of the Company's new products, development of additional business for the Wegener digital and analog video and audio transmission product lines, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during 2003 and beyond, and the success of Wegener's research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company's periodic filings with the SEC, including the Company's Annual Report on Form 10-K. The Company intends that such forward-looking statements are subject to the safe harbors created therefor. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results. Forward-looking statements speak only as of the date the statement was made. Wegener Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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For further information, please contact:

C. Troy Woodbury, Jr.                    Susan Stillings / Patricia Sturms
Chief Financial Officer                  Joele Frank, Wilkinson Brimmer Katcher
Wegener Corporation                      (212) 355-4449
(770) 814-4000
www.wegener.com

Email: info@wegener.com
World Wide Web: www.wegener.com